Exhibit 99.1

MicroStrategy Announces 10-for-1 Stock Split

TYSONS CORNER, Va., July 11, 2024 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”) today announced that its board of directors has declared a 10-for-1 stock split of MicroStrategy’s class A common stock and class B common stock to make MicroStrategy’s stock more accessible to investors and employees. The stock split will be effected by means of a stock dividend to the holders of record of MicroStrategy’s class A common stock and class B common stock as of the close of business on August 1, 2024, the record date for the dividend.

As a result of the dividend, each holder of a share of MicroStrategy’s class A common stock will receive nine (9) additional shares of class A common stock and each holder of a share of MicroStrategy’s class B common stock will receive nine (9) additional shares of class B common stock. In each case, the shares are expected to be distributed after the close of trading on August 7, 2024. Trading is expected to commence on a split-adjusted basis at market open on August 8, 2024. The stock dividend will not have any impact on the voting and other rights of stockholders.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) considers itself the world’s first Bitcoin development company. We are a publicly-traded operating company committed to the continued development of the bitcoin network through our activities in the financial markets, advocacy and technology innovation. As an operating business, we are able to use cashflows as well as proceeds from equity and debt financings to accumulate bitcoin, which serves as our primary treasury reserve asset. We also develop and provide industry-leading AI-powered enterprise analytics software that promotes our vision of Intelligence Everywhere™, and are using our software development capabilities to develop bitcoin applications. We believe that the combination of our operating structure, bitcoin strategy and focus on technology innovation provides a unique opportunity for value creation.

MicroStrategy and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries.

MicroStrategy Incorporated

Shirish Jajodia

Investor Relations

ir@microstrategy.com